Exhibit 99.1

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Cboe Global Markets Reports 2021 Fourth Quarter and Full Year Results

Fourth Quarter and Full Year Highlights*

●	Diluted EPS for the Quarter of $1.54, Up 91 percent; Diluted EPS for the Full Year of $4.92, Up 15 percent
●	Adjusted Diluted EPS¹ for the Quarter of $1.70, Up 41 percent; Record Adjusted Diluted EPS for Full Year of $6.05, Up 15 percent
●	Net Revenue for the Quarter of $391 million, Up 27 percent; Record Net Revenue for Full Year of nearly $1.5 billion, Up 18 percent
●	For 2022, confirming Cboe expects to deliver 5 to 7 percentage points of organic total net revenue growth[2] and 7 to 10 percentage points of organic net revenue growth[2] in Data and Access Solutions, consistent with messaging at Cboe’s 2021 Investor Day
●	Establishing 2022 adjusted operating expense guidance[2] of $617 to $625 million, reflecting continuing investment to drive long term revenue and earnings growth

CHICAGO, IL – February 4, 2022 - Cboe Global Markets, Inc. (Cboe: CBOE) today reported financial results for the 2021 fourth quarter and full year.

“2021 was a remarkable year for Cboe as we made significant progress advancing our strategic initiatives while delivering record full year results. As we begin 2022, we are focused on the transformational opportunities ahead in Data and Access Solutions, Derivatives and Cboe Digital, opportunities that span our ecosystem,” said Edward T. Tilly, Cboe Global Markets Chairman, President and Chief Executive Officer. “We have demonstrated our ability to diversify and strengthen our revenue profile as a global market operator, something we believe will accelerate in 2022 as we continue to broaden our geographic reach and extend access to our unique set of products and services around the globe. Continued efforts to build on our core capabilities through organic and inorganic investment will allow Cboe to remain a leader in capital markets innovation. I am incredibly proud of the entire Cboe team for the record results delivered in 2021, and I am even more excited about the opportunities in 2022 and beyond.”

“Cboe delivered outstanding fourth quarter and full year results. Over the course of the year, we consistently improved upon our initial expectations, leveraging strong trends in our core businesses as well as contributions from new initiatives. Notably, our fourth quarter transaction revenue grew 42% complemented by 21% growth across our recurring non-transaction businesses,” said Brian N. Schell, Cboe Global Markets Executive Vice President, Chief Financial Officer and Treasurer. “Consistent with what we outlined at our recent Investor Day, we are confident in our ability to deliver on our 5-7% organic total net revenue growth2 target and 7-10% organic net revenue growth2 expectation across Data and Access Solutions in the year ahead. Our full year adjusted operating expense guidance2 of $617 to $625 million reflects the numerous and attractive opportunities we can invest in across our ecosystem, investments we expect to fuel future revenue and earnings growth at Cboe. And while we anticipate investing diligently across our businesses, returning capital to shareholders and maintaining a flexible balance sheet remain critical components of delivering long-term shareholder value. Overall, 2021 was an incredibly strong year for Cboe, and we look forward to building on that momentum in the year ahead.”

*All comparisons are the fourth quarter or the year ended December 31, 2021, compared to the same period in 2020.

(1)A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See "Non-GAAP Information" in the accompanying financial tables.

(2) Specific quantifications of the amounts that would be required to reconcile the company’s organic growth guidance, adjusted operating expenses guidance and the effective tax rate on adjusted earnings guidance are not available. The company believes that there is uncertainty and unpredictability with respect to certain of its GAAP measures, primarily related to acquisition-related revenues and expenses that would be required to reconcile to GAAP revenues less costs of revenues, GAAP operating expenses and GAAP effective tax rate, which preclude the company from providing accurate guidance on certain forward-looking GAAP to non-GAAP reconciliations. The company believes that providing estimates of the amounts that would be required to reconcile the range of the company’s organic growth, adjusted operating expenses and the effective tax rate on adjusted earnings would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

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Consolidated Fourth Quarter Results -Table 1

Table 1 below presents summary selected unaudited condensed consolidated financial information for the company as reported and on an adjusted basis for the three months ended December 31, 2021 and 2020.

Table 1
Consolidated Fourth Quarter Results					4Q21	4Q20
($ in millions except per share data)	4Q21	4Q20	Change		Adjusted[1]	Adjusted[1]	Change
Total Revenues Less Cost of Revenues	$390.5	$307.1	27%		$390.5	$307.1	27%
Total Operating Expenses	$169.9	$172.3	(1)%		$137.5	$112.2	23%
Operating Income	$220.6	$134.8	64%		$253.0	$194.9	30%
Operating Margin %	56.5%	43.9%	1260	pp	64.8%	63.5%	130	pp
Net Income Allocated to Common Stockholders	$165.3	$87.1	90%		$181.7	$130.4	39%
Diluted EPS	$1.54	$0.81	91%		$1.70	$1.21	41%
EBITDA[1]	$262.7	$176.7	49%		$263.7	$205.5	28%
EBITDA Margin %[1]	67.3%	57.5%	980	pp	67.5%	66.9%	60	pp

●	Total revenues less cost of revenues (referred to as “net revenue”) of $390.5 million increased 27 percent, compared to $307.1 million in the prior-year period, reflecting increases in net transaction and clearing fees[1] and access and capacity fees. Inorganic net revenue[1] in the fourth quarter of 2021 was $17.0 million.
●	Total operating expenses were $169.9 million versus $172.3 million in the fourth quarter of 2020. Adjusted operating expenses¹ of $137.5 million increased 23 percent compared with $112.2 million in the fourth quarter of 2020, primarily due to the acquisitions of BIDS Trading and Chi-X Asia Pacific, which closed in late 2020 and middle of 2021, respectively, resulting in higher compensation and benefits. Additionally, professional fees and outside services increased compared to the fourth quarter of 2020 primarily due to an uptick in Consolidated Audit Trail Plan-related regulatory costs and higher legal fees.
●	The effective tax rate for the fourth quarter of 2021 was 21.1 percent compared with 29.0 percent in the fourth quarter of 2020. The effective tax rate on adjusted earnings[1] was 24.8 percent compared with 28.6 percent in last year’s fourth quarter. The lower effective tax rate in the fourth quarter of 2021 was primarily due to the release of income tax reserves.
●	Diluted EPS for the fourth quarter of 2021 increased 91 percent to $1.54. Adjusted diluted EPS[1] of $1.70 increased 41 percent compared to 2020’s fourth quarter results.

Business Segment Information:

Table 2
Total Revenues Less Cost of Revenues by
Business Segment
(in millions)	4Q21	4Q20	Change
Options	$202.5	$162.5	25%
North American Equities	91.6	73.6	24%
Europe and Asia Pacific	51.7	35.5	46%
Futures	29.9	21.5	39%
Global FX	14.8	14.0	6%
Total	$390.5	$307.1	27%

(1) A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See "Non-GAAP Information” in the accompanying financial tables.

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Discussion of Results by Business Segment:

Options:

●	Options net revenue of $202.5 million was up $40.0 million, or 25 percent, from the fourth quarter of 2020, primarily due to a double-digit increase in net transaction and clearing fees[1], as a result of higher trading volumes in index and multi-listed options and higher index options revenue per contract (“RPC”), as well as a double-digit increases in access and capacity fees and market data fees.
●	Net transaction and clearing fees[1] increased $41.5 million, or 34 percent, reflecting a 23 percent increase in total options average daily volume (“ADV”) and a 9 percent increase in total options RPC compared to the fourth quarter 2020. The increase in total options RPC was due to a mix shift, with index options representing a higher percentage of total options volume. The RPC for multi-listed options decreased 3 percent. The RPC for index options increased 5 percent as SPX options accounted for a higher percentage of index volume.
●	Cboe’s Options business had total market share of 31.1 percent for the fourth quarter of 2021 compared to 32.0 percent in the fourth quarter of 2020, primarily reflecting a decrease in Cboe’s multi-listed options market share for the quarter of 27.3 percent compared to 28.5 percent in the fourth quarter of 2020.

North American (N.A.) Equities:

●	N.A. Equities net revenue of $91.6 million was up $18.0 million, or 24 percent, primarily due to higher transaction and clearing fees and growth in access and capacity fees. Transaction and clearing fees benefited from higher volumes and improved net capture as a result of year-over-year pricing changes. The 2020 acquisition of BIDS Trading contributed $8.5 million in net revenue for the quarter.
●	Cboe U.S. Equities exchanges had market share of 13.3 percent for the fourth quarter of 2021 compared to 15.1 percent in the fourth quarter of 2020.

Europe and Asia Pacific:

●	Europe and Asia Pacific net revenue of $51.7 million increased by 46 percent, primarily reflecting the addition of Chi-X Asia Pacific in July 2021, which contributed $8.5 million in net revenue, and growth in European equities and clearing. European Equities average daily notional value (“ADNV”) for the overall market was up 17 percent during the quarter and ADNV traded on Cboe European Equities was €8.7 billion, up 32 percent from last year’s fourth quarter. Net capture decreased 1 percent for the quarter, reflecting the strongest gains coming in Lit market share during the quarter, outpacing solid activity in higher-margin Cboe LIS block trading and Periodic Auction services.
●	For the fourth quarter of 2021, Cboe European Equities had 19.8 percent market share, up from 17.5 percent in the fourth quarter of 2020, as a result of positive momentum across all orderbooks, with a particular strength in Cboe LIS, as well as successfully re-introducing Swiss securities on Cboe UK order books in February 2021.

Futures:

●	Futures net revenue of $29.9 million increased $8.4 million, or 39 percent, primarily due to an increase in net transaction and clearing fees[1].
●	Net transaction and clearing fees¹ increased $8.2 million, or 51 percent, reflecting a 44 percent increase in ADV, further aided by a 5 percent increase in RPC. The RPC increase was primarily due to a lower mix of low-priced Mini-VIX futures, which are one-tenth the size of the standard VIX futures and have a lower fee per contract.

Global FX:

●	Global FX net revenue of $14.8 million increased 6 percent, primarily as a result of higher net transaction and clearing fees¹. ADNV traded on the Cboe FX platform was $33.7 billion for the quarter, which was relatively flat compared to last year’s fourth quarter and net capture per one million dollars traded was $2.77 for the quarter, up 4 percent compared to $2.67 in the fourth quarter of 2020. Cboe SEF recorded its sixth consecutive record ADV quarter at 725 million contracts vs. 135 million in fourth quarter 2020.
●	Cboe FX market share was 16.8 percent for the quarter compared to 16.7 percent in last year’s fourth quarter.

(1)A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See "Non-GAAP Information” in the accompanying financial tables.

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2022 Fiscal Year Financial Guidance

Cboe provided guidance for the 2022 fiscal year as noted below. Unless explicitly noted below, this guidance does not take into account the company’s planned acquisitions of ErisX and NEO, which are subject to regulatory review and other customary closing conditions. The company plans to further update its guidance for 2022 after the acquisitions close, which is expected in the first half of this year.

●	Total organic net revenue growth[1] is expected to be in the range of 5 to 7 percentage points in 2022.
●	Revenue from acquisitions held less than a year[1] is expected to contribute total net revenue growth in a range of 1 to 3 percentage points in 2022.
●	Organic net revenue from Data and Access Solutions (defined as Access and Capacity Fees, Proprietary Market Data and revenue generated from licensing and indices related revenue reported in “Other Revenue”) is expected to increase by approximately 7 to 10 percent in 2022, from a base of $419 million in 2021.
●	Adjusted operating expenses[1] in 2022 are expected to be in the range of $617 to $625 million, from a base of $531 million in 2021. The 2022 guidance considers incremental investment spend in technology and headcount to support Cboe’s numerous growth initiatives, deals closed during 2021 but not fully reflected in the 2021 cost base, and increases in core expenses. The guidance excludes the expected amortization of acquired intangible assets of $116 million; the company plans to reflect the exclusion of this amount in its non-GAAP reconciliation.[1]
●	While not included in our formal 2022 expense guidance range of $617 to $625 million, we believe the pending acquisitions of ErisX and NEO have the potential to add an incremental $36 to $42 million of expenses in 2022, contingent on the timing of closings which are subject to regulatory reviews and other customary closing conditions. We anticipate a potential revenue offset for more than half of the expenses in year one, with an expectation that the additions are EBITDA positive on a combined basis in year two. The company plans to further update its guidance for 2022 after the acquisitions close, which is expected in the first half of this year.
●	Depreciation and amortization expense for 2022, which is included in adjusted operating expenses above, is expected to be in the range of $40 to $44 million, excluding the expected amortization of acquired intangible assets.
●	The effective tax rate[1] on adjusted earnings for the full year 2022 is expected to be in the range of 27.5 to 29.5 percent. Significant changes in trading volume, expenses, tax laws or rates and other items could materially impact this expectation.
●	Capital expenditures for 2022 are expected to be in the range of $47 to $52 million.

Capital Management

At December 31, 2021, the company had adjusted cash2 of $325.1 million.  Total debt as of December 31, 2021 was $1,299.3 million.

The company paid cash dividends of $51.5 million, or $0.48 per share, during the fourth quarter of 2021. As of December 31, 2021, the company had approximately $318.9 million of availability remaining under its existing share repurchase authorizations.

Earnings Conference Call

Executives of Cboe Global Markets will host a conference call to review its fourth-quarter financial results today, February 4, 2022, at 8:30 a.m. ET/7:30 a.m. CT.  The conference call and any accompanying slides will be publicly available via live webcast from the Investor Relations section of the company’s website at www.cboe.com under Events & Presentations.  Participants may also listen via telephone by dialing (877) 255-4313 from the United States, (866) 450-4696 from Canada or (412) 317-5466 for international callers. Telephone participants should place calls 10 minutes prior to the start of the call. The webcast will be archived on the company’s website for replay. A telephone replay of the earnings call also will be available from approximately 11:00 a.m. CT, February 4, 2022, through 11:00 p.m. CT, February 11, 2022, by calling (877) 344-7529 from the U.S., (855) 669-9658 from Canada or (412) 317-0088 for international callers, using replay code 10160639.

(1) Specific quantifications of the amounts that would be required to reconcile the company’s organic and inorganic growth guidance, adjusted operating expenses guidance and the effective tax rate on adjusted earnings guidance are not available. The company believes that there is uncertainty and unpredictability with respect to certain of its GAAP measures, primarily related to acquisition-related revenues and expenses that would be required to reconcile to GAAP revenues less costs of revenues, GAAP operating expenses and GAAP effective tax rate, which preclude the company from providing accurate guidance on certain forward-looking GAAP to non-GAAP reconciliations. The company believes that providing estimates of the amounts that would be required to reconcile the range of the company’s organic growth, adjusted operating expenses and the effective tax rate on adjusted earnings would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

(2) A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See "Non-GAAP Information” in the accompanying financial tables.

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About Cboe Global Markets

Cboe Global Markets (Cboe: CBOE), a leading provider of market infrastructure and tradable products, delivers cutting-edge trading, clearing and investment solutions to market participants around the world. The Company is committed to operating a trusted, inclusive global marketplace, and to providing leading products, technology and data solutions that enable participants to define a sustainable financial future. Cboe provides trading solutions and products in multiple asset classes, including equities, derivatives and FX, across North America, Europe, and Asia Pacific. To learn more, visit www.cboe.com.

Cautionary Statements Regarding Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. All statements that reflect our expectations, assumptions or projections about the future other than statements of historical fact are forward-looking statements. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements.

We operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Some factors that could cause actual results to differ include: the impact of the novel coronavirus (“COVID-19”) pandemic, including changes to trading behavior broadly in the market; the loss of our right to exclusively list and trade certain index options and futures products; economic, political and market conditions; compliance with legal and regulatory obligations; price competition and consolidation in our industry; decreases in trading and clearing volumes, market data fees or a shift in the mix of products traded on our exchanges; legislative or regulatory changes or changes in tax regimes; our ability to protect our systems and communication networks from security risks, cybersecurity risks, insider threats and unauthorized disclosure of confidential information; increasing competition by foreign and domestic entities; our dependence on and exposure to risk from third parties; fluctuations to currency exchange rates; factors that impact the quality and integrity of our indexes; our ability to operate our business without violating the intellectual property rights of others and the costs associated with protecting our intellectual property rights; our ability to attract and retain skilled management and other personnel; our ability to minimize the risks, including our credit and default risks, associated with operating a European clearinghouse; our ability to accommodate trading and clearing volume and transaction traffic, including significant increases, without failure or degradation of performance of our systems; misconduct by those who use our markets or our products or for whom we clear transactions; challenges to our use of open source software code; our ability to meet our compliance obligations, including managing potential conflicts between our regulatory responsibilities and our for-profit status; our ability to maintain BIDS Trading as an independently managed and operated trading venue, separate from and not integrated with our registered national securities exchanges; damage to our reputation; the ability of our compliance and risk management methods to effectively monitor and manage our risks; our ability to manage our growth and strategic acquisitions or alliances effectively; restrictions imposed by our debt obligations and our ability to make payments on or refinance our debt obligations; our ability to maintain an investment grade credit rating; impairment of our goodwill, long-lived assets, investments or intangible assets; and the accuracy of our estimates and expectations. More detailed information about factors that may affect our actual results to differ may be found in our filings with the SEC, including in our Annual Report on Form 10-K for the year ended December 31, 2020 and other filings made from time to time with the SEC.

We do not undertake, and we expressly disclaim, any duty to update any forward-looking statement whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

The condensed consolidated statements of income and balance sheets are unaudited and subject to reclassification.

Cboe Media Contacts:		Analyst Contact:
Angela Tu	Tim Cave	Kenneth Hill, CFA
(646) 856-8734	+44 (0) 7593 506 719	(312) 786-7559
atu@cboe.com	tcave@cboe.com	khill@cboe.com

CBOE-F

Trademarks:

Cboe®, Cboe Global Markets®, Cboe Volatility Index®, Bats®, BIDS Trading®, BZX®, BYX®, Chi-X®, EDGX®, EDGA®, EuroCCP®, MATCHNow®, and VIX® are registered trademarks of Cboe Global Markets, Inc. and its subsidiaries. All other trademarks and service marks are the property of their respective owners.

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Cboe Global Markets, Inc.

Key Performance Statistics by Business Segment

	4Q 2021	3Q 2021	2Q 2021	1Q 2021	4Q 2020
Options
Total industry ADV (in thousands)	40,794	37,548	36,442	41,974	32,197
Total company Options ADV (in thousands)	12,694	11,764	11,092	12,681	10,299
Multi-listed options	10,527	9,794	9,254	10,779	8,705
Index options	2,167	1,970	1,838	1,902	1,595
Total Options market share	31.1%	31.3%	30.4%	30.2%	32.0%
Multi-listed options	27.3%	27.6%	26.8%	26.9%	28.5%
Index options	98.6%	98.4%	98.7%	99.0%	99.3%
Total Options RPC:	$0.199	$0.200	$0.192	$0.177	$0.182
Multi-listed options	$0.066	$0.069	$0.067	$0.067	$0.068
Index options	$0.846	$0.851	$0.823	$0.803	$0.809

North American Equities
U.S. Equities - Exchange:
Total industry ADV (shares in billions)	10.8	9.8	10.5	14.7	10.5
Market share %	13.3%	14.0%	14.3%	15.0%	15.1%
Net capture (per 100 touched shares)	$0.025	$0.020	$0.020	$0.015	$0.015
U.S. Equities - Off-Exchange:
ADV (touched shares, in millions)	84.2	73.0	75.8	99.5	N/A
Off-Exchange ATS Block Market Share % (reported on a two-month lag)	23.6%	22.4%	21.3%	23.1%	N/A
Net capture (per 100 touched shares)	$0.115	$0.122	$0.123	$0.121	N/A
Canadian Equities:
ADV (matched shares, in millions)	41.3	37.8	47.4	71.4	45.2
Total market share %	3.3%	3.4%	3.4%	3.1%	3.3%
Market share % - TSX listed volume	4.7%	4.7%	4.9%	4.6%	4.7%
Net capture (per 10,000 shares, in Canadian Dollars)	$8.475	$8.342	$7.782	$7.184	$8.300

Europe and Asia Pacific
European Equities:
Total industry ADNV (Euros - in billions)	€44.0	€39.6	€42.0	€44.8	€37.5
Market share %	19.8%	18.2%	17.4%	16.8%	17.5%
Net capture (bps)	€0.256	€0.264	€0.267	€0.284	€0.259
EuroCCP:
Trades cleared (in thousands)	345,074.8	306,085.2	294,801.9	298,223.5	290,181.9
Fee per trade cleared	€0.011	€0.010	€0.011	€0.011	€0.011
Net settlement volume (shares in thousands)	2,664.9	2,484.1	2,367.3	2,423.2	2,132.7
Net fee per settlement	€0.860	€0.869	€0.893	€0.865	€0.803
Australian Equities:
ADNV (AUD billions)	$0.8	$0.8	N/A	N/A	N/A
Market share - Continuous	16.1%	15.7%	N/A	N/A	N/A
Net capture (per matched notional value (bps))	$0.171	$0.173	N/A	N/A	N/A
Japanese Equities:
ADNV (JPY billions)	¥111.4	¥88.7	N/A	N/A	N/A
Market share - Lit Continuous	2.9%	2.4%	N/A	N/A	N/A
Net capture (per matched notional value (bps))	¥0.358	¥0.364	N/A	N/A	N/A

Futures
ADV (in thousands)	230	223	214	256	159
RPC	$1.651	$1.626	$1.648	$1.639	$1.575

Global FX
Market share %	16.8%	17.0%	16.3%	16.5%	16.7%
ADNV ($ in billions)	$33.7	$32.4	$32.5	$37.1	$33.7
Net capture (per one million dollars traded)	$2.77	$2.77	$2.71	$2.65	$2.67

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ADV = average daily volume; ADNV = average daily notional value.

RPC, average revenue per contract, for options and futures represents total net transaction fees recognized for the period divided by total contracts traded during the period.

Touched volume represents the total number of shares of equity securities and ETFs internally matched on our exchanges or routed to and executed on an external market center.

Matched volume represents the total number of shares of equity securities and ETFs executed on our exchanges.

U.S. Equities - Exchange, "net capture per 100 touched shares" refers to transaction fees less liquidity payments and routing and clearing costs divided by the product of one-hundredth ADV of touched shares on BZX, BYX, EDGX and EDGA and the number of trading days. U.S. Equities – Off-Exchange data reflects Cboe’s acquisition of BIDS Trading, effective December 31, 2020. For U.S. Equities – Off-Exchange, “net capture per 100 touched shares” refers to transaction fees less order and execution management system (OMS/EMS) fees and clearing costs divided by the product of one-hundredth ADV of touched shares on BIDS Trading and the number of trading days for the period.

Canadian Equities, “net capture per 10,000 shares” refers to transaction fees divided by the product of one-ten thousandth ADV of shares for MATCHNow and the number of trading days. Total market share represents MATCHNow volume divided by the total volume of the Canadian Equities market. TSX listed volume market share represents MATCHNow volume divided by the total volume in TSX listed equities.

European Equities, "net capture per matched notional value" refers to transaction fees less liquidity payments in British pounds divided by the product of ADNV in British pounds of shares matched on Cboe Europe Equities and Derivatives and the number of trading days. “Trades cleared” refers to the total number of non-interoperable trades cleared, "Fee per trade cleared" refers to clearing fees divided by number of non-interoperable trades cleared, “Net settlement volume” refers to the total number of settlements executed after netting, and "Net fee per settlement" refers to settlement fees less direct costs incurred to settle divided by the number of settlements executed after netting.  Asia Pacific data reflects the acquisition of Chi-X Asia Pacific effective July 1, 2021. Australian Equities “Net capture per matched notional value” refers to transaction fees less liquidity payments in Australian dollars divided by the product of ADNV in Australian dollars of shares matched on Cboe Australia and the number of Australian Equities trading days. Japanese Equities “Net capture per matched notional value” refers to transaction fees less liquidity payments in Japanese Yen divided by the product of ADNV in Japanese Yen of shares matched on Cboe Japan and the number of Japanese Equities trading days.

Global FX, "net capture per one million dollars traded" refers to transaction fees less liquidity payments, if any, divided by the Spot and SEF products of one-thousandth of ADNV traded on the Cboe FX Markets and the number of trading days, divided by two, which represents the buyer and seller that are both charged on the transaction. Market Share represents Cboe FX volume divided by the total volume of publicly reporting spot FX venues (Cboe FX, EBS, Refinitiv, and Euronext FX).

Average transaction fees per contract can be affected by various factors, including exchange fee rates, volume-based discounts and transaction mix by contract type and product type.

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Cboe Global Markets, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

Three Months and Full Year Ended December 31, 2021 and 2020

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions, except per share amounts)	2021	2020	2021	2020
Revenues:
Transaction and clearing fees	$678.8	$592.7	$2,693.1	$2,418.0
Access and capacity fees	74.4	62.7	280.7	236.7
Market data fees	63.5	57.6	252.1	232.0
Regulatory fees	35.3	120.9	208.3	500.2
Other revenue	14.4	10.3	60.6	40.2
Total Revenues	866.4	844.2	3,494.8	3,427.1
Cost of Revenues:
Liquidity payments	395.7	386.7	1,650.7	1,554.1
Routing and clearing	21.8	21.8	87.8	70.4
Section 31 fees	31.0	113.2	179.6	465.0
Royalty fees	23.7	19.0	86.3	83.4
Other	3.7	(3.6)	14.3	(0.1)
Total Cost of Revenues	475.9	537.1	2,018.7	2,172.8
Revenues Less Cost of Revenues	390.5	307.1	1,476.1	1,254.3
Operating Expenses:
Compensation and benefits	74.5	57.5	288.5	224.9
Depreciation and amortization	42.0	40.5	167.4	158.5
Technology support services	16.6	15.0	66.7	54.5
Professional fees and outside services	21.7	17.6	83.7	60.6
Travel and promotional expenses	3.9	2.4	9.7	6.6
Facilities costs	5.7	4.9	22.2	17.6
Acquisition-related costs	3.7	28.8	15.6	45.2
Other expenses	1.8	5.6	16.4	24.2
Total Operating Expenses	169.9	172.3	670.2	592.1
Operating Income	220.6	134.8	805.9	662.2
Non-operating Income (Expenses):
Interest expense, net	(11.1)	(13.5)	(47.4)	(37.6)
Other income (expense), net	0.7	1.6	(2.4)	35.8
Total Non-operating Expenses	(10.4)	(11.9)	(49.8)	(1.8)
Income Before Income Tax Provision	210.2	122.9	756.1	660.4
Income tax provision	44.3	35.6	227.1	192.2
Net Income	165.9	87.3	529.0	468.2
Net income allocated to participating securities	(0.6)	(0.2)	(1.7)	(1.2)
Net Income Allocated to Common Stockholders	$165.3	$87.1	$527.3	$467.0
Net Income Per Share Allocated to Common Stockholders:
Basic earnings per share	$1.55	$0.81	$4.93	$4.28
Diluted earnings per share	1.54	0.81	4.92	4.27
Weighted average shares used in computing income per share:
Basic	106.8	107.9	107.0	109.1
Diluted	107.1	108.0	107.2	109.3

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News Release Page 9 of 12

Cboe Global Markets, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

December 31, 2021 and 2020

	December 31,	December 31,
(in millions)	2021	2020
Assets
Current Assets:
Cash and cash equivalents	$341.9	$245.4
Financial investments	37.1	92.4
Accounts receivable, net	326.9	337.3
Margin deposits and clearing funds	745.9	812.1
Income taxes receivable	42.7	53.1
Other current assets	36.8	26.5
Total Current Assets	1,531.3	1,566.8

Investments	245.8	42.7
Land	2.3	—
Property and equipment, net	105.2	82.6
Property held for sale	—	13.0
Operating lease right of use assets	110.1	111.0
Goodwill	3,025.4	2,895.1
Intangible assets, net	1,668.6	1,729.0
Other assets, net	125.8	76.3
Total Assets	$6,814.5	$6,516.5

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued liabilities	$295.4	$250.0
Section 31 fees payable	40.8	152.9
Deferred revenue	15.2	10.2
Margin deposits and clearing funds	745.9	812.1
Income taxes payable	8.2	4.2
Current portion of long-term debt	—	68.7
Current portion of contingent consideration liabilities	63.8	15.2
Total Current Liabilities	1,169.3	1,313.3

Long-term debt	1,299.3	1,135.2
Unrecognized tax benefits	197.9	164.7
Deferred income taxes	372.7	377.6
Non-current operating lease liabilities	129.2	132.1
Contingent consideration liabilities	6.7	17.5
Other non-current liabilities	34.6	27.2
Total Liabilities	3,209.7	3,167.6

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1.1	1.2
Treasury stock at cost	(106.8)	(1,250.4)
Additional paid-in-capital	1,509.4	2,713.3
Retained earnings	2,145.5	1,809.8
Accumulated other comprehensive income, net	55.6	75.0
Total Stockholders’ Equity	3,604.8	3,348.9

Total Liabilities and Stockholders’ Equity	$6,814.5	$6,516.5

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News Release Page 10 of 12

Non-GAAP Information

In addition to disclosing results determined in accordance with GAAP, Cboe Global Markets has disclosed certain non-GAAP measures of operating performance. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. The non-GAAP measures provided in this press release include net transaction and clearing fees, adjusted operating expenses, adjusted operating income, organic net revenue, inorganic net revenue, adjusted operating margin, adjusted net income allocated to common stockholders and adjusted diluted earnings per share, effective tax rate on adjusted earnings, adjusted cash, EBITDA, EBITDA margin, adjusted EBITDA and adjusted EBITDA margin.

Management believes that the non-GAAP financial measures presented in this press release, including adjusted operating income, organic net revenue and adjusted operating expenses, provide additional and comparative information to assess trends in our core operations and a means to evaluate period-to-period comparisons. Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing our financial condition and operating results.

Organic net revenue, inorganic net revenue, organic non-transaction revenue and organic net revenue guidance: These are non-GAAP financial measures that exclude or have otherwise been adjusted for the impact of our acquisitions for the period or guidance, as applicable. Management believes the organic net revenue growth and guidance measures provide users with supplemental information regarding the company’s ongoing and future potential revenue performances and trends by presenting revenue growth and guidance excluding the impact of the acquisitions.  Revenues from acquisitions that have been owned for at least one year are considered organic and are no longer excluded from organic net revenue from either period for comparative purposes.

Amortization expense of acquired intangible assets: We amortize intangible assets acquired in connection with various acquisitions. Amortization of intangible assets is inconsistent in amount and frequency and is significantly affected by the timing and size of our acquisitions. As such, if intangible asset amortization is included in performance measures, it is more difficult to assess the day-to-day operating performance of the businesses, the relative operating performance of the businesses between periods and the earnings power of the company. Therefore, we believe performance measures excluding intangible asset amortization expense provide investors with an additional basis for comparison across accounting periods.

Acquisition-related expenses: From time to time, we have pursued acquisitions, which have resulted in expenses which would not otherwise have been incurred in the normal course of the company’s business operations. These expenses include integration costs, as well as legal, due diligence and other third-party transaction costs. The frequency and the amount of such expenses vary significantly based on the size, timing and complexity of the transaction. Accordingly, we exclude these costs for purposes of calculating non-GAAP measures which provide an additional analysis of Cboe’s ongoing operating performance or comparisons in Cboe’s performance between periods.

The tables below show the reconciliation of each financial measure from GAAP to non-GAAP. The non-GAAP financial measures exclude the impact of those items detailed below and are referred to as adjusted financial measures.

Organic Net Revenue Reconciliation

Table 3	Three Months Ended		Twelve Months Ended
(in millions)	December 31,		December 31,
Reconciliation of Revenue Less Cost of Revenue to Organic Net Revenue	2021	2020	2021	2020
Revenues less cost of revenues (net revenue)	$390.5	$307.1	$1,476.1	$1,254.3
Less acquisitions:
Acquisition revenues less cost of revenues (inorganic net revenue)	$(17.0)	$—	$(82.8)	$—
Organic net revenue	$373.5	$307.1	$1,393.3	$1,254.3

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Reconciliation of GAAP and non-GAAP Information

	Three Months Ended		Twelve Months Ended
Table 4	December 31,		December 31,
(in millions, except per share amounts)	2021	2020	2021	2020
Reconciliation of Net Income Allocated to Common Stockholders to Non-GAAP
(As shown on Table 1)
Net income allocated to common stockholders	$165.3	$87.1	$527.3	$467.0
Non-GAAP adjustments
Acquisition-related expenses (1)	3.7	28.8	15.6	45.2
Provision for notes receivable (2)	—	—	—	6.7
Bargain purchase gain (3)	—	—	—	(32.6)
Amortization of acquired intangible assets (4)	31.4	31.3	126.6	124.7
Impairment of investment (5)	—	—	5.0	—
Change in contingent consideration (6)	(2.7)	—	(2.7)	—
Total Non-GAAP adjustments	32.4	60.1	144.5	144.0
Income tax expense related to the items above	(7.4)	(13.1)	(31.8)	(38.0)
Release of tax reserves	(5.4)	—	(5.4)	—
Deferred tax re-measurements	(3.1)	(3.6)	14.6	4.1
Net income allocated to participating securities - effect on reconciling items	(0.1)	(0.1)	(0.4)	(0.6)
Adjusted net income allocated to common stockholders	$181.7	$130.4	$648.8	$576.5

Reconciliation of Diluted EPS to Non-GAAP
Diluted earnings per common share	$1.54	$0.81	$4.92	$4.27
Per share impact of non-GAAP adjustments noted above	0.16	0.40	1.13	1.00
Adjusted diluted earnings per common share	$1.70	$1.21	$6.05	$5.27

Reconciliation of Operating Margin to Non-GAAP
Revenue less cost of revenue	$390.5	$307.1	$1,476.1	$1,254.3
Non-GAAP adjustments noted above	—	—	—	—
Adjusted revenue less cost of revenue	$390.5	$307.1	$1,476.1	$1,254.3
Operating expenses (7)	$169.9	$172.3	$670.2	$592.1
Non-GAAP adjustments noted above	32.4	60.1	139.5	176.6
Adjusted operating expenses	$137.5	$112.2	$530.7	$415.5
Operating income	$220.6	$134.8	$805.9	$662.2
Non-GAAP adjustments noted above	32.4	60.1	139.5	176.6
Adjusted operating income	$253.0	$194.9	$945.4	$838.8
Adjusted operating margin (8)	64.8%	63.5%	64.0%	66.9%

Reconciliation of Income Tax Rate to Non-GAAP
Income before income taxes	210.2	122.9	756.1	660.4
Non-GAAP adjustments noted above	32.4	60.1	144.5	144.0
Adjusted income before income taxes	$242.6	$183.0	$900.6	$804.4

Income tax expense	44.3	35.6	227.1	192.2
Non-GAAP adjustments noted above	15.9	16.7	22.6	33.9
Adjusted income tax expense	$60.2	$52.3	$249.7	$226.1
Adjusted income tax rate	24.8%	28.6%	27.7%	28.1%

(1) This amount includes professional fees and outside services, severance, facilities expenses, impairment charges and other costs related to the company’s acquisitions.

(2) This amount represents the provision for notes receivable, recorded in other expenses on the consolidated statements of income, associated with the funding for the development of the consolidated audit trail (“CAT”).

(3) This amount represents the bargain purchase gain related to the acquisition of EuroCCP on July 1, 2020.

(4) This amount represents the amortization of acquired intangible assets related to the company’s acquisitions.

(5) This amount represents the impairment of investment related to the write down of the company’s investment in CurveGlobal.

(6) This amount represents the change in contingent consideration related to the adjustment recorded to MATCHNow’s contingent consideration.

(7)The company sponsors deferred compensation plans held in a trust. The expenses or income related to the deferred compensation plans are included in “Compensation and benefits” ($1.8 million and $1.5 million in expense for the three months ended December 31, 2021 and 2020, respectively, and $3.5 million and $2.5 million in the year ended December 31, 2021 and 2020, respectively), and are directly offset by deferred compensation income, expenses and dividends included within “Other income, net” ($1.8 million and $1.5 million in income, expense and dividends in the three months ended December 31, 2021 and 2020, respectively, and $3.5 million and $2.5 million in the year ended December 31, 2021 and 2020, respectively), on the consolidated statements of income. The deferred compensation plans’ expenses are not excluded from “adjusted operating expenses” and do not have an impact on “Income before income taxes.”

(8) Adjusted operating margin represents adjusted operating income divided by adjusted revenue less cost of revenue.

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EBITDA Reconciliations

EBITDA (earnings before interest, income taxes, depreciation and amortization) and Adjusted EBITDA are widely used non-GAAP financial measures of operating performance. EBITDA margin represents EBITDA divided by revenues less cost of revenues (net revenue). It is presented as supplemental information that the company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the company’s core operating performance. EBITDA is calculated by adding back to net income interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA is calculated by adding back to EBITDA acquisition-related expenses, provision for notes receivable, bargain purchase gain, change in contingent consideration, and impairment of investment.  EBITDA and Adjusted EBITDA should not be considered as substitutes either for net income, as an indicator of the company’s operating performance, or for cash flow, as a measure of the company’s liquidity. In addition, because EBITDA and Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.  Adjusted EBITDA margin represents Adjusted EBITDA divided by net revenue.

Table 5	Three Months Ended		Twelve Months Ended
(in millions)	December 31,		December 31,
Reconciliation of Net Income Allocated to Common Stockholders to EBITDA and Adjusted EBITDA (Per Table 1)	2021	2020	2021	2020
Net income allocated to common stockholders	$165.3	$87.1	$527.3	$467.0
Interest expense, net	11.1	13.5	47.4	37.6
Income tax provision	44.3	35.6	227.1	192.2
Depreciation and amortization	42.0	40.5	167.4	158.5
EBITDA	$262.7	$176.7	$969.2	$855.3
EBITDA Margin	67.3%	57.5%	65.7%	68.2%

Non-GAAP adjustments not included in above line items
Acquisition-related expenses	3.7	28.8	15.6	45.2
Provision for notes receivable	—	—	—	6.7
Bargain purchase gain	—	—	—	(32.6)
Change in contingent consideration	(2.7)	—	(2.7)	—
Impairment of investment	—	—	5.0	—
Adjusted EBITDA	$263.7	$205.5	$987.1	$874.6
Adjusted EBITDA Margin	67.5%	66.9%	66.9%	69.7%

Table 6
(in millions)	December 31,	December 31,
Reconciliation of Cash and cash equivalents to Adjusted Cash	2021	2020
Cash and cash equivalents	$341.9	$245.4
Financial investments	37.1	92.4
Less deferred compensation plan assets	(28.0)	(24.5)
Less cash collected for Section 31 Fees	(25.9)	(103.0)
Adjusted Cash	$325.1	$210.3

Table 7
(in millions)
Reconciliation of Net Transaction and Clearing Fees - Three Months Ended December 31, 2021 and 2020
	Consolidated		Options		N.A. Equities		Europe and APAC		Futures		Global FX
	Three Months Ended		Three Months Ended		Three Months Ended		Three Months Ended		Three Months Ended		Three Months Ended
	December 31,		December 31,		December 31,		December 31,		December 31,		December 31,
	2021	2020	2021	2020	2021	2020	2021	2020	2021	2020	2021	2020
Transaction and clearing fees	$678.8	$592.7	$330.9	$269.9	$270.1	$265.1	$41.1	$30.0	$24.2	$16.0	$12.5	$11.7
Liquidity payments	(395.7)	(386.7)	(162.2)	(145.0)	(226.3)	(237.0)	(7.2)	(4.7)	—	—	—	—
Routing and clearing	(21.8)	(21.8)	(6.9)	(4.6)	(9.8)	(10.4)	(4.9)	(6.8)	—	—	(0.2)	—
Net transaction and clearing fees	$261.3	$184.2	$161.8	$120.3	$34.0	$17.7	$29.0	$18.5	$24.2	$16.0	$12.3	$11.7

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